CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 27, 2016, relating to the financial statements and financial highlights which appear in the February 29, 2016 Annual Reports to Shareholders of JPMorgan Core Plus Bond Fund, JPMorgan High Yield Fund, JPMorgan Mortgage-Backed Securities Fund, JPMorgan Municipal Income Fund, and JPMorgan Tax Free Bond Fund (each a separate fund of JPMorgan Trust II) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2017